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August 29, 2002

Exhibit 5

The Securities and Exchange Commission
Judiciary Plaza
450 - 5th Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Re:    Nortech Systems Incorporated

        This opinion is furnished in connection with the Registration Statement on Form S-3, (the "Registration Statement") filed with the Securities and Exchange Commission by Nortech Systems Incorporated (the "Company"), covering up to 126,815 shares of the Company's common stock, par value $.01, (the "Common Stock").

        I have acted as legal counsel for the Company and, as such, have examined the Company's Articles of Incorporation, Bylaws and such other corporate records and documents as I have considered relevant and necessary for the purposes of this opinion. I have participated in the preparation and filing of the Registration Statement. I am familiar with the proceedings taken by the Company with respect to the authorization and issuance of shares of Common Stock as described in the Registration Statement.

        Based on the foregoing, I am of the opinion that:

  1.
  The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota.

  2.
  The Company has corporate authority to issue the shares of Common Stock covered by the Registration Statement.

  3.
  The shares of Common Stock proposed to be distributed in the public offering as described in the Registration Statement will, when sold and paid for, be duly and validly issued, fully paid and non-assessable.

Letter to Securities & Exchange Commission

August 29, 2002

        I hereby consent to the reference of me as the Company's legal counsel in the section captioned "Legal Opinions" in the Registration Statement.

Sincerely,

By:	/s/ BERT M. GROSS Bert M. Gross

BMG:ljm

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  Exhibit 5